Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS SECOND QUARTER 2012 RESULTS

Progress in regenerative medicine programs and recent stem cell and obesity drug approvals catalyze business development discussions

Cleveland, OHIO, (August 13, 2012) – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the second quarter ended June 30, 2012. Second quarter and recent highlights include:

•	Continued advancement of ongoing MultiStem® Phase 2 clinical studies for treatment of ulcerative colitis, with Pfizer Inc., and for treating ischemic stroke;

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Accelerated characterization and development of the company’s 5HT2c agonist portfolio for obesity and other disorders, and business development outreach and discussions, building on momentum from recent Lorcaserin and Qnexa obesity drug approvals;

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Engaged in planning and preparation for potential Phase 2/3 clinical study of MultiStem administration to prevent or reduce graft-versus-host disease (GvHD), following productive 2nd quarter meeting with FDA;

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Received a U.S. patent providing protection through 2028 for the use of non-embryonic multipotent stem cells for the reduction in severity or prevention of GvHD, an indication for which the company already has orphan drug designation;

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Granted orphan drug designation by the FDA for MultiStem cell therapy for the treatment of Hurler’s Syndrome, and published preclinical study results suggesting that MultiStem cells could provide benefit to patients suffering from other orphan neurological conditions, such as Hurler’s Syndrome (in the journal Cell Transplantation);

•	Recorded revenues of $2.7 million and a net loss of $3.7 million for the quarter ended June 30, 2012; and

•	Ended the quarter with $10.9 million in cash and cash equivalents.

“In the second quarter of 2012, we were focused on progress in our ongoing clinical-stage programs evaluating our proprietary cell therapy platform, MultiStem, for ulcerative colitis and ischemic stroke, while making solid headway on planning for future clinical studies,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer.

“In addition, we continue our development and evaluation of novel, potent, highly selective compounds that act through stimulation of the 5HT2c serotonin receptor for the treatment of obesity and other conditions. Preclinical studies suggest that our 5HT2c agonist program may provide significantly better weight loss than competing approaches that were recently approved by the FDA, and provide a better safety profile due to superior compound selectivity.

“The Phase II clinical study we are conducting in collaboration with Pfizer to evaluate administration of MultiStem to patients suffering from treatment-refractory ulcerative colitis is now enrolling patients in Europe, as well as the U.S., and initial results are expected to be reported in 2013. Our Phase II clinical trial of MultiStem to treat patients suffering from ischemic stroke continues to enroll patients at leading stroke centers across the country.

“During the quarter, we held a very productive meeting with the FDA regarding continued clinical development of our MultiStem GvHD program. We are currently preparing detailed plans for the next phase of development, which we will submit to the FDA for their consideration and then discuss with them,” added Dr. Van Bokkelen.

“We are engaged in business discussions involving our 5HT2c program and certain cell therapy programs, and are considering new strategic partnerships to further advance development of these programs, as well as generate additional capital to support programs in other areas that we are committed to advancing,” Dr. Van Bokkelen concluded.

Second Quarter Results

For the three months ended June 30, 2012, total revenues were $2.7 million as compared to $2.4 million in the three months ended June 30, 2011. The increase reflects higher contract revenues from our collaborators, Pfizer Inc. (NYSE:PFE) and RTI Biologics, Inc. (Nasdaq: RTIX), and increased grant revenue in the second quarter of 2012. Research and development expenses increased to $5.0 million, as compared to $4.4 million in the second quarter of 2011, primarily due to higher costs including contract research organization and clinical manufacturing costs related to our MultiStem clinical trials. General and administrative expenses decreased to $1.2 million in the second quarter of 2012, from $1.4 million in the second quarter of 2011, primarily as a result of reduced legal and professional fees. Other (expense) income, net, for the three months ended June 30, 2012 was expense of $(0.1) million and income of $0.2 million for the three months ended June 30, 2011 due to fluctuations in the valuation of our warrant liabilities. Net loss for the three months ended June 30, 2012 increased to $3.7 million as compared to a net loss of $3.2 million for the three months ended June 30, 2011.

For the three months ended June 30, 2012, we used net cash of $5.0 million in our operating activities, as compared to $4.0 million in the same 2011 period. At June 30, 2012, the Company had $10.9 million in cash and cash equivalents.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	August 13, 2012
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	12672923
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on August 27, 2012, by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 12672923. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, including lysosomal storage disorders, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$10,857	$12,784
Other current assets	1,101	1,622
Equipment, net	1,349	1,267
Deposits and other	28	28

Total assets	$13,335	$15,701

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,148	$4,280
Deferred revenue	—	3,140
Note payable	50	—
Warrant liabilities	4,634	983
Total stockholders’ equity	4,503	7,298

Total liabilities and stockholders’ equity	$13,335	$15,701

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2011 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues
Contract revenue	$2,270	$2,140	$4,733	$4,641
Grant revenue	387	295	671	784

Total revenues	2,657	2,435	5,404	5,425
Costs and expenses
Research and development	5,027	4,444	10,596	9,032
General and administrative	1,162	1,392	2,421	2,611
Depreciation	80	67	155	127

Total costs and expenses	6,269	5,903	13,172	11,770

Loss from operations	(3,612)	(3,468)	(7,768)	(6,345)
Interest income	12	33	15	66
Other (expense) income, net	(113)	212	(296)	(874)

Net loss	$(3,713)	$(3,223)	$(8,049)	$(7,153)

Basic and diluted net loss per share	$(0.13)	$(0.14)	$(0.29)	$(0.32)
Weighted average shares outstanding, basic and diluted	29,405,986	23,502,581	27,476,603	22,693,155
Other comprehensive income (loss) items	—	38	(28)	71

Comprehensive loss	$(3,713)	$(3,185)	$(8,077)	$(7,082)

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